UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 11, 2010

Herbalife Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Cayman Islands	1-32381	98-0377871
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 309GT, Ugland House, South Church Street, Grand Cayman, Cayman Islands		KY1-1106
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	c/o (213) 745-0500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement of Richard P. Goudis

On June 11, 2010, Herbalife International of America, Inc. (the "Company"), a subsidiary of Herbalife, Ltd. ("Parent"), entered into an amended and restated employment agreement (the "Employment Agreement") with Richard P. Goudis, effective as of January 1, 2010, pursuant to which Mr. Goudis will continue to serve as the Chief Operating Officer of the Company.

Under the Employment Agreement, Mr. Goudis will receive an annual base salary of $625,000, as well as an annual target bonus of up to 80% of his base salary for the year in question, with a maximum bonus of up to 160% of his base salary, based on Parent’s achievement of certain targets established by the Compensation Committee of the Board of Directors on a yearly basis. Should the Company adopt an across-the-board reduction in salaries for senior executives, Mr. Goudis’ salary shall be similarly reduced up to ten percent. In addition, Mr. Goudis will continue to be entitled to participate in the Company’s employee benefit plans and arrangements generally made available to the Company’s senior executives.

As under his current agreement, if Mr. Goudis is terminated by the Company without "Cause" or he resigns for "Good Reason," each as defined in the Employment Agreement, he will be paid a lump sum amount equal to two times his then-current annual salary, in addition to all other accrued but unpaid entitlements. As under his current agreement, under these circumstances, the Company will also provide Mr. Goudis with outplacement services for up to six months by a provider selected by the Company in an amount not to exceed $20,000. If Mr. Goudis is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. In addition, as under his current agreement, in the event that Mr. Goudis becomes entitled to payments and/or benefits under the Employment Agreement that are subject to excise tax pursuant to Section 4999 of the Internal Revenue Code, the Company will pay Mr. Goudis additional amounts so as to bear the full burden of that excise tax. As a precondition to the Company’s obligation to pay the amounts described above, Mr. Goudis must execute a general release of claims.

If the effective date of a termination without Cause or resignation for Good Reason occurs during a "trading blackout" or "quiet period" with respect to the Company’s common shares or if the Company determines, upon the advice of legal counsel, that Mr. Goudis may not to trade in the Company’s common shares on the effective date of such termination due to Mr. Goudis’ possession of material nonpublic information, and in each case the restriction or prohibition continues for a period of at least twenty consecutive calendar days, Mr. Goudis will be entitled to pay the exercise price and/or any tax withholding obligation payable on the exercise of his stock options or stock appreciation rights by tendering common shares of the Company and/or instructing the Company to withhold from the common shares otherwise issuable on exercise a number of common shares having a fair market value equal to the exercise price and/or tax withholding obligation.

The Employment Agreement also provides for non-solicitation covenants applicable following the termination of Mr. Goudis' employment for a period of two years, as well as standard confidentiality and non-disparagement covenants, subject to certain limitations.

The foregoing summary is qualified in its entirety by reference to the complete text of the Employment Agreement, which is incorporated herein by reference and a copy of which is attached hereto as Exhibit 10.1.

Severance Agreement of Desmond Walsh

On June 11, 2010, the Company also entered into a severance agreement (the "Severance Agreement") with Desmond Walsh, the Company's President, effective as of January 1, 2010, pursuant to which Mr. Walsh will receive severance benefits identical in all material respects to those payable to Mr. Goudis under the Employment Agreement should Mr. Walsh’s employment be terminated by the Company without Cause or he resigns with Good Reason, as each of such terms is defined in the Severance Agreement. The Severance Agreement also provides for non-solicitation covenants and confidentiality and non-disparagement covenants that are identical in all material respects to those in the Employment Agreement.

In addition, in the event of a Change of Control, as defined in Parent’s 2005 Stock Incentive Plan, half of Mr. Walsh’s then-unvested equity awards granted prior to January 1, 2010 shall become vested and exercisable as of the date of the Change of Control. Any remaining unvested equity awards granted prior to the date of the Severance Agreement shall also vest and become exercisable should Mr. Walsh’s employment with the Company be terminated by the Company without Cause or he resigns with Good Reason from and after 90 days prior to any Change of Control, in each case immediately prior to the date of termination or resignation.

The foregoing summary is qualified in its entirety by reference to the complete text of the Severance Agreement, which is incorporated herein by reference and a copy of which is attached hereto as Exhibit 10.2.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Herbalife Ltd.

June 17, 2010	By:	Brett R. Chapman

Name: Brett R. Chapman
Title: General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement by and between Richard P. Goudis and Herbalife International of America, Inc.
10.2	Severance Agreement by and between Desmond Walsh and Herbalife International of America, Inc.